Filed Pursuant to Rule 424(b)(3)
Registration No. 333-154311

PROSPECTUS SUPPLEMENT NO. 24

SOUTHPEAK INTERACTIVE CORPORATION
14,556,333  Shares of Common Stock
6,151,399 Class Y Warrants

This prospectus supplement no. 24 supplements our prospectus dated April 3, 2009, as supplemented by prospectus supplement no. 1 dated May 15, 2009, prospectus supplement no. 2 dated June 19, 2009, prospectus supplement no. 3 dated July 22, 2009, prospectus supplement no. 4 dated August 6, 2009, prospectus supplement no. 5 dated August 21, 2009, prospectus supplement no. 6 dated September 11, 2009, prospectus supplement no. 7 dated October 14, 2009, prospectus supplement no. 8 dated November 13, 2009, prospectus supplement no. 9 dated November 23, 2009, prospectus supplement no. 10 dated February 17, 2010, prospectus supplement no. 11 dated February 22, 2010, prospectus supplement no. 12 dated February 22, 2010, prospectus supplement no. 13 dated April 6, 2010, prospectus supplement no. 14 dated May 7, 2010, prospectus supplement no. 15 dated May 19, 2010, prospectus supplement no. 16 dated May 20, 2010, prospectus supplement no. 17 dated July 20, 2010, prospectus supplement no. 18 dated July 23, 2010, prospectus supplement no. 19 dated August 23, 2010, prospectus supplement no. 20 dated September 7, 2010, prospectus supplement no. 21 dated September 29, 2010, prospectus supplement no. 22, dated October 15, 2010, and prospectus supplement no. 23, dated November 19, 2010, that relates to the offer and sale of 14,556,333 shares of common stock and 6,151,399 class Y warrants that may be sold from time to time by the selling stockholders identified in the prospectus. We will not receive any proceeds from the sale of common stock or warrants covered by the prospectus. To the extent that the holders exercise, for cash, the class Y warrants registered for resale under this prospectus, we would receive the proceeds from such exercises and intent to use such proceeds for working capital and other general corporate purposes. The class Y warrants have an exercise price of $1.50 per share, subject to adjustment, and expire on May 31, 2013.

Our common stock is traded on the Over-the-Counter Bulletin Board under the symbol SOPK. The closing sales price for our common stock on November 22, 2010 was $0.25 per share. As of the date of this prospectus supplement, there is no public market for our class Y warrants.

This prospectus supplement is being filed to include the information set forth in our Current Report on Form 8-K, filed with the Securities and Exchange Commission (SEC) on November 19, 2010, which is attached below. This prospectus supplement should be read in conjunction with the prospectus, as supplemented by prospectus supplement nos. 1 through 23.

Investing in our securities involves risks. You should consider the risks that we have described in Risk Factors beginning on page 6 of the prospectus and page 12 of our Annual Report on Form 10-K for the fiscal year ended June 30, 2010, filed with the SEC on October 13, 2010, before buying our securities.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined if the prospectus, prospectus supplement nos. 1 through 23 or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is November 23, 2010.

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act Of 1934

Date of Report (Date of earliest event reported): November 19, 2010 (November 15, 2010)

SouthPeak Interactive Corporation
____________________________________________
(Exact Name of Registrant as Specified in its Charter)

Delaware	000-51869	20-3290391
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2900 Polo Parkway
Midlothian, Virginia 23113
___________________________________________
(Address of principal executive offices) (Zip Code)

Registrant’s Telephone Number, Including Area Code: (804) 378-5100
___________________________________________
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a- 12 under the Exchange Act (17 CFR 240.14a- 12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

(b)           Reba McDermott resigned as Chief Financial Officer of SouthPeak Interactive Corporation, effective as of the close of business on November 15, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 19, 2010

SouthPeak Interactive Corporation

By:	/s/ Melanie Mroz
Melanie Mroz, Chief Executive Officer